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                                                                     EXHIBIT 4.1

                              THE MILLS CORPORATION

                      RESOLUTIONS OF THE BOARD OF DIRECTORS

RESOLUTION NO. 01-__: INCREASE OF OWNERSHIP LIMIT IN THE CERTIFICATE OF INCORPORATION

        WHEREAS, Article XII of the Corporation's Amended and Restated Certificate of Incorporation, as amended (the "CHARTER") contains a restriction prohibiting any Person other than an Existing Holder (capitalized terms not defined herein having the meanings set forth in the Charter) from acquiring any shares of capital stock of the Corporation if, as a result of such acquisition, such Person shall Beneficially Own more than a specified percentage (currently set at 5.0%) of the value of the outstanding capital stock (the "OWNERSHIP LIMIT");

        WHEREAS, pursuant to Section 12.9 of the Charter, the Board of Directors may increase the Ownership Limit;

        NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby authorizes and approves an increase in the Ownership Limit to 9.225% of the value of the outstanding capital stock of the Corporation.